FOURTH AMENDMENT TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

THIS FOURTH AMENDMENT effective as of  July 1, 2012, to the Fund Administration Servicing Agreement, dated as of August 15, 2005, as amended August 12, 2008, August 31, 2010 and March 1, 2012 (the "Agreement"), is entered into by and among Robert W. Baird & Co. Incorporated, a Wisconsin corporation (the "Advisor"), Baird Funds, Inc., a Wisconsin corporation (the “Company”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the parties desire to amend the fees of the Agreement and the length of the Agreement; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

Section 10. Term of Agreement; Amendment is hereby superseded and replaced with the following:

10.  Term of Agreement; Amendment

This Agreement shall become effective as of July 1, 2012 and will continue in effect for a period of three (3) years. Subsequent to the initial three-year term, this Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by the Company at any time upon giving 90 days prior written notice to USBFS, or by any party upon the breach of the other party of any material term of this Agreement (including without limitation the standard of care set forth in Section 5.A hereof) if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS, the Advisor and the Company, and authorized or approved by the Board of Directors.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

BAIRD FUNDS, INC.                                                                U.S. BANCORP FUND SERVICES, LLC

By: ______________________________                         By: ________________________________
Name: Mary Ellen Stanek                                                         Name: Michael R. McVoy
Title: President                                                                           Title: Executive Vice President

ROBERT W. BAIRD & CO. INCORPORATED

By: ________________________________
Name: Charles M. Weber
Title:  Managing Director